COMPANY CONTACT: Jeff Magids Senior Manager, Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Fourth Quarter and Full Year 2019 Results;
2020 Capital Program and Guidance
Houston, TX - March 4, 2020 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the fourth quarter and full year 2019.
Highlights for the fourth quarter include:

•
Net production averaged 234 million cubic feet of natural gas equivalent per day (“MMcfe/d”), a 3% increase over the fourth quarter of 2018, while net oil production of 4,760 barrels per day ("Bbls/d") increased 103% over the same time period. Oil and natural gas liquids ("NGLs") comprised 25% of the Company's total net production compared to 16% in the fourth quarter of 2018

•	Daily oil and NGL volumes both exceeded the high end of guidance, while expenses were at or below the midpoint of their respective ranges

•
Oil and gas sales of $69.9 million (excluding hedge impact), net income of $6.2 million, and Adjusted EBITDA[1] (as defined herein, a non-GAAP measure) of $57.6 million. Oil and NGL sales comprised 45% of total sales compared to 23% in the fourth quarter of 2018

•
SilverBow's six-well pad in Webb County ("La Mesa project") achieved a peak rate of 100 million cubic feet per day ("MMcf/d"), at a development cost of $6.3 million per well. From acquisition to first sales, the Company executed this project in just six months

•
Year-end leverage ratio of 2.06x, down from 2.35x at year-end 2018. Year-end net debt of $477.6 million, calculated as long-term debt of $479.0 million less cash and cash equivalents of $1.4 million, a $1.5 million decrease from the third quarter of 2019, with year-end liquidity of $122.4 million

Highlights for the full year 2019 include:

•
Net production averaged 231 MMcfe/d, a 25% increase year-over-year, and net oil production averaged 4,397 Bbls/d, a 133% increase year-over-year. Overall net liquids production comprised 24% of total net production, up from 16% in 2018

•
Oil and gas sales of $288.6 million (excluding hedge impact), net income of $114.7 million and Adjusted EBITDA[1] (a non-GAAP measure) of $232.6 million, a 38% increase year-over-year. Liquids sales comprised 41% of total sales, an increase from 29% in 2018

•
Average realized prices for crude oil and natural gas were each 101% of West Texas Intermediate ("WTI") and Henry Hub, respectively, excluding hedging, as a result of favorable basis pricing in the Eagle Ford Shale

•	Lease operating expenses ("LOE") of $0.25 per million cubic feet of gas equivalent ("Mcfe") were down from $0.26/Mcfe, a 3% decrease from the prior year

•
Year-end 2019 estimated proved reserves of 1.4 trillion cubic feet of gas equivalent ("Tcfe") (41% proved developed), a Standardized Measure of $868 million and a pre-tax present value of future net cash flows discounted at 10% (“PV-10 Value," a non-GAAP measure)[1] of $976 million at Securities and Exchange Commission ("SEC") pricing. Proved oil reserves grew by 4.3 million barrels, an increase of 34% from year-end 2018. Liquids comprised 32% of PV-10 value for year-end 2019

•	Return on Capital Employed ("ROCE", a non-GAAP measure) of 18% and trailing three-year average of 19%
2020 Capital Program and Guidance:

•	Full year capital program of $175-$195 million, a 30% decrease year-over-year at the midpoint, with 100% of drilling and completions capital allocation towards liquids locations

•
Full year estimated production guidance of 215 - 228 MMcfe/d, targeting 70% year-over-year growth in net oil production at the midpoint guidance to average 7,300 - 7,600 Bbls/d. On an exit-to-exit basis, the Company is targeting to double its net daily oil production by year end 2020 compared to its year end 2019 exit rate

•	Strategic objective to reach a high-water mark of 10,000 Bbls/d of net oil production during 2020, demonstrating the successful expansion of oil within the Company's portfolio

•
As of February 25, 2020, the Company had 56% of total estimated production volumes hedged for full year 2020, using the midpoint of production guidance. Expected oil production is 85% hedged at $55.26 per barrel ("Bbl") and expected gas production is 56% hedged at $2.66 per thousand cubic feet ("Mcf")

•	2020 focus on free cash flow with the ability to adjust cadence of capital program to achieve strategic goals

•	Targeting full year all-in cash operating expenses[2] of less than $1.00/Mcfe furthering the Company's low-cost structure
1 Adjusted EBITDA, Adjusted EBITDA Margin, PV-10 and ROCE are non-GAAP measures that are defined and reconciled at the end of this press release. "GAAP" refers to the accounting principles generally accepted in the United States
2 All-in cash operating expenses include LOE, transportation and processing expenses ("T&P"), production taxes and cash general and administrative expenses

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "I am proud to report that 2019 showcased the efforts of our pivot-to-liquids strategy and operational shift to a balanced commodity portfolio across the Eagle Ford. SilverBow’s liquids production doubled year-over-year, to approximately 25% of our fourth quarter 2019 production, and in 2020, we will continue to focus on liquids-rich opportunities with a goal of reaching 10,000 Bbls/d of net oil production. This would be a significant milestone for SilverBow, demonstrating both the oil growth potential of our Eagle Ford asset base and our ability to successfully execute on our objectives. Our dedicated team continued to set operational efficiency records across the Company, and saw significant year-over-year progress. In 2019, we achieved a 32% increase in lateral feet drilled per day and an 111% increase in the number of stages completed per day, all while realizing year-over-year cost reductions of approximately 25% across our drilling and completions business. Our La Mesa project, offsetting our prolific Fasken field in Webb County, has been a prime example of SilverBow’s efficiency and execution. Our team transformed this asset from lease to first production in just over six months, and from initial spud to first production safely and without incident in less than 100 days. This exceeded almost every historical operating metric in the Company’s history.”
Mr. Woolverton commented further, “Operationally and financially, SilverBow outperformed our expectations this year. We doubled our oil production, reduced our all-in cash operating expenses to below our target of $1.00/Mcfe and achieved our stated goal of delivering free cash flow neutrality in the second half of 2019. Our focus on execution resulted in a full year Adjusted EBITDA margin of 74%, up from 71% in 2018, while reducing our capital expenditures by 15% year-over-year. Our track record of execution combined with the resilience of a balanced portfolio and access to premium markets is a key competitive differentiator. We look forward to the coming year with optimism as we expect our capital program to double oil production for another consecutive year."
OPERATIONS HIGHLIGHTS
During the fourth quarter of 2019, the Company brought six net wells online. For the full year, the Company drilled 27 net wells and completed 30 net wells. The Company's drilling and completion activity was focused primarily on its liquids-rich areas, namely McMullen Oil and La Salle Condensate, as well as the completion of the first two wells on SilverBow's new acreage block in Dimmit County.
In the McMullen Oil area, the Company brought seven net wells online in 2019. Two of the longest laterals in the Company's history were brought online during the second quarter and are continuing to perform well. Utilizing that experience, SilverBow drilled two additional 10,300 foot laterals in 21 days, further emphasizing the drilling team's focus on executional performance. Those wells were brought online in late January 2020 and are performing within expectations.
In the La Salle Condensate area, the Company brought 11 net wells online in 2019. These wells were identified in an under-exploited area of the Company's position as part of its pivot to liquids development. The wells continue to perform well and are achieving much higher per well recoveries than historical wells in the area.
In Dimmit County, SilverBow added approximately 16,000 net acres at favorable entry costs during 2019. The Company brought two net wells online which have performed in line with expectations. The team is focused on early delineation and geoscience work to identify optimal targeting and large-scale development planning.
With the strong performance and liquids development focus in the near term, the Company expects to remain active in the McMullen Oil area with some added development plans for the La Salle Condensate area. The Company has also planned additional delineation drilling in Dimmit County.
In the Webb County Gas area, the Company brought 11 net wells online in 2019. Five of the net wells were brought online early in the year, and no further activity was expected until the Company opportunistically closed on the La Mesa farm-in. This allowed the development of a six-well pad with each well’s lateral extending to 10,000 feet. As a direct result of the new project planning processes, the Company was able to close the La Mesa farm-in and turn six wells to sales in just six months, achieving a peak rate of 100 MMcf/d in December. SilverBow utilized two completion spreads for the La Mesa project to most efficiently complete and bring online the six-well pad. The two crews were able to complete 18 stages per day on average, and at peak efficiency the crews reached a maximum of 28 stages per day, while placing 147 million pounds of proppant.
In the Southern Eagle Ford Gas area, the Company brought three wells online. The team was able to reduce the average per well cost from $12 million to $8 million, a 33% decrease from the prior year, displaying the Company's commitment to operational excellence.
2019 marked a year of execution and performance as the Company implemented a number of planning and operational processes which resulted in higher operational efficiencies and lower cycle times. The Company drilled 32% more lateral footage per day while lowering the per lateral foot costs by 24% as compared to 2018 performance. On the completion side, improved well site management doubled the number of stages per day completed as compared to 2018, while reducing costs by 26%. The improved well site management processes further lowered the time from rig release to first stage pumped by six days, accelerating time to first sales. When combined, the average time from spud to first sales was reduced significantly from 71 days in 2018 to 43 days in 2019. SilverBow's continued success in reducing costs is a direct result of its operational and supply teams working with vendors to negotiate the best prices and logistical considerations for the materials used in its operations.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
The Company's total net production for the fourth quarter averaged 234 MMcfe/d, which was at the high end of guidance. Production mix for the fourth quarter consisted of 12% crude oil, 13% NGLs, and 75% natural gas. Liquids comprised 45% of total oil and gas sales for the fourth quarter, compared to 24% in the fourth quarter of 2018.
Lease operating expenses of $0.26/Mcfe were in line with the Company’s guidance range. Excluding $1.1 million of non-cash compensation expense, cash general and administrative costs of $4.6 million came in below the low end of the Company's guidance range, with a per unit cash cost of $0.22/Mcfe. Transportation and processing expenses came in at $0.33/Mcfe and production and ad valorem taxes were 4.1% of oil and gas revenue for the fourth quarter. Both metrics were at or below the low end of the Company's guidance range. The Company received the cumulative benefit of favorable adjustments to estimated severance tax rates for several of its Webb County Gas area wells. Total production expenses, which include LOE, T&P and production taxes, were $0.72/Mcfe for the quarter. The Company's all-in cash operating expenses for the quarter, which include cash general and administrative costs, were $0.94/Mcfe.
The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the fourth quarter were 98% and 96% of WTI and Henry Hub, respectively, excluding hedging. The Company’s average realized natural gas price, excluding the effect of hedging, was $2.40/Mcf in the fourth quarter compared to $2.32/Mcf in the third quarter. The average realized crude oil selling price, excluding the effect of hedging, was $55.70/Bbl in the fourth quarter, down from $57.14/Bbl in the third quarter. The average realized NGL selling price in the fourth quarter was $14.65/Bbl, compared to $11.99/Bbl in the third quarter. Despite lower commodity prices, the Company realized strong growth in Adjusted EBITDA year-over-year, driven by an increase in production, effective cost control and greater percentage of oil and gas sales contribution from liquids.
YEAR-END 2019 RESERVES
The Company reported year-end estimated proved reserves of 1.4 Tcfe, a 6% increase over year-end 2018. Specific highlights from the Company’s year-end reserve report include:

•	All-sources reserve replacement ratio of 189%

•	Standardized Measure of $868 million

•	PV-10 Value (non-GAAP measure) of $976 million

The table below reconciles 2018 reserves to 2019 reserves:

Total (MMcfe)
Proved reserves as of December 31, 2018	1,345,362
Extensions, discoveries and other additions	434,834
Purchases of minerals in place	336
Revisions of prior reserve estimates:
Reclassification of PUD to unproved under SEC 5-year rule	(191,303)
Price and performance revisions	(84,471)
Production	(84,320)
Proved reserves as of December 31, 2019	1,420,439
Developed reserves accounted for 41% of the Company's total estimated proved reserves at December 31, 2019. Total capital costs incurred during 2019 were $260.0 million, which included approximately $236.2 million for development costs, $22.8 million for leasehold acquisition and prospect costs, and $0.9 million for property acquisitions.
The SEC prices used for reporting the Company's year-end 2019 estimated proved reserves, which have been adjusted for basis and quality differentials, were $2.62 per Mcf for natural gas, $16.83 per Bbl for natural gas liquids and $58.37 per Bbl for crude oil compared to $3.04 per Mcf, $26.63 per Bbl, and $66.96 per Bbl in 2018. Using the SEC prices, the Company's year-end 2019 reserves had a Standardized Measure of $868 million and a PV-10 Value of $976 million.
FINANCIAL RESULTS
The Company reported total oil and gas sales of $69.9 million for the fourth quarter. On a GAAP basis, the Company reported net income of $6.2 million for the fourth quarter, which includes a net loss on the value of the Company's hedge portfolio of $10.1 million.
The Company reported Adjusted EBITDA of $57.6 million for the fourth quarter, up 2% over the fourth quarter of 2018. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the fourth quarter totaled $54.2 million, which includes $1.5 million for leasing expenditures.
2020 CAPITAL PROGRAM
The Company provided its 2020 capital budget range of $175-$195 million, which provides for 26 gross (25 net) operated wells drilled compared to 29 gross (27 net) operated wells drilled in 2019. Approximately 90% of the 2020 capital budget is allocated toward drilling and completion activity, with the continuation of one rig primarily dedicated to the development of the La Salle

Condensate area and the McMullen Oil area. By year-end, the Company expects oil and NGL volumes to approach nearly 40% of total production. In addition, the Company plans to further its delineation program in its newest acreage position in Dimmit County. The Company believes its balanced portfolio and development approach allow it to deliver low-risk growth and expose its shareholders to significant upside and organic inventory expansion.
2020 GUIDANCE
For the first quarter, the Company is guiding for estimated production of 231 - 238 MMcfe/d, with oil volumes expecting to comprise 4,550 - 4,700 Bbls/d. For the full year, the Company is guiding for estimated production of 215 - 228 MMcfe/d, with oil volumes expecting to comprise 7,300 - 7,600 Bbls/d. The midpoint of the oil production guidance range implies a 70% increase year-over-year as the Company continues to focus on liquids-weighted development. Additional detail concerning the Company's first quarter and full year 2020 financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy to protect cash flow. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing price increases. As of February 25, 2020, the Company had 56% of total estimated production volumes hedged for full year 2020, using the midpoint of production guidance. The Company had 6,364 Bbls/d of oil hedged at an average price of $55.26/Bbl and 86 MMcf/d hedged at an average price of $2.66/Mcf.
CAPITAL STRUCTURE AND LIQUIDITY
The Company's liquidity as of December 31, 2019, was $122.4 million, primarily consisting of $1.4 million of cash and $121.0 million of availability under the Company’s credit facility. The Company believes it has sufficient liquidity to meet its obligations for at least the next twelve months and execute its long-term development plans. As of January 31, 2020, the Company had 11.8 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
The Company will host a conference call for investors on Thursday, March 5, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s Fourth Quarter and Full Year 2019 Earnings Conference Call or by visiting the Company's website.

A simultaneous webcast of the call may be accessed over the internet by visiting the Company's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Fourth Quarter and Full Year 2019 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things: oil and natural gas price levels and volatility; our ability to satisfy our short- or long-term liquidity needs; our ability to execute our business strategy, including the success of our drilling and development efforts; timing, cost and amount of future production of oil and natural gas; expectations regarding future free cash flow; and other factors discussed in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q filed thereafter. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, future cash flows, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors.
(Financial Highlights to Follow)

Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	December 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,358	$2,465
Accounts receivable, net	36,996	46,472
Fair value of commodity derivatives	12,833	15,261
Other current assets	2,121	2,126
Total Current Assets	53,308	66,324
Property and Equipment:
Property and Equipment, Full-Cost Method, including $41,201 and $56,715 of unproved property costs not being amortized	1,247,717	986,100
Less – Accumulated depreciation, depletion, amortization and impairment	(380,728)	(284,804)
Property and Equipment, Net	866,989	701,296
Right of Use Assets	9,374	—
Fair value of long-term commodity derivatives	3,854	4,333
Deferred Tax Asset	22,669	—
Other Long-Term Assets	3,622	5,567
Total Assets	$959,816	$777,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$39,343	$48,921
Fair value of commodity derivatives	6,644	2,824
Accrued capital costs	17,889	38,073
Accrued interest	1,397	1,513
Current Lease Liability	6,707	—
Undistributed oil and gas revenues	9,166	14,681
Total Current Liabilities	81,146	106,012

Long-term debt	472,900	387,988
Non-Current Lease liability	2,813	—
Deferred tax liabilities, net	1,582	1,014
Asset retirement obligations	4,055	3,956
Fair value of long-term commodity derivatives	1,613	3,723
Other long-term liabilities	—	—
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,895,032 and 11,757,972 shares issued and 11,806,679 and 11,692,101 shares outstanding	119	118
Additional paid-in capital	292,916	286,281
Treasury stock held, at cost, 88,353 and 65,871 shares	(2,282)	(1,870)
Retained earnings (Accumulated deficit)	104,954	(9,702)
Total Stockholders’ Equity	395,707	274,827
Total Liabilities and Stockholders’ Equity	$959,816	$777,520
See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues:
Oil and gas sales	$288,631	$257,286

Operating Expenses:
General and administrative, net	24,851	22,570
Depreciation, depletion, and amortization	95,915	68,035
Accretion of asset retirement obligations	329	419
Lease operating expense	20,763	17,643
Workovers	628	—
Transportation and gas processing	26,968	23,848
Severance and other taxes	13,874	11,394
Total Operating Expenses	183,328	143,909

Operating Income (Loss)	105,303	113,377

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	24,242	(9,777)
Interest expense, net	(36,561)	(27,666)
Other income (expense), net	90	(391)

Income (Loss) Before Income Taxes	93,074	75,543

Provision (Benefit) for Income Taxes	(21,582)	928

Net Income (Loss)	$114,656	$74,615

Per Share Amounts:

Basic: Net Income (Loss)	$9.76	$6.40

Diluted: Net Income (Loss)	$9.74	$6.34

Weighted Average Shares Outstanding - Basic	11,753	11,655

Weighted Average Shares Outstanding - Diluted	11,778	11,764

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
Revenues:
Oil and gas sales	$69,850	$88,152

Operating Expenses:
General and administrative, net	5,705	5,714
Depreciation, depletion, and amortization	25,145	23,041
Accretion of asset retirement obligations	73	88
Lease operating expense	5,689	4,715
Workovers	15	—
Transportation and gas processing	7,051	7,263
Severance and other taxes	2,830	3,238
Total Operating Expenses	46,508	44,059

Operating Income (Loss)	23,342	44,093

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	(10,070)	20,930
Interest expense, net	(9,061)	(7,979)
Other income (expense), net	(80)	85

Income (Loss) Before Income Taxes	4,131	57,129

Provision (Benefit) for Income Taxes	(2,117)	379

Net Income (Loss)	$6,248	$56,750

Per Share Amounts:

Basic: Net Income (Loss)	$0.53	$4.85

Diluted: Net Income (Loss)	$0.53	$4.82

Weighted Average Shares Outstanding - Basic	11,795	11,692

Weighted Average Shares Outstanding - Diluted	11,804	11,783

Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$114,656	$74,615
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Depreciation, depletion, and amortization	95,915	68,035
Accretion of asset retirement obligations	329	419
Deferred income tax benefit	(22,101)	1,014
Share-based compensation expense	6,148	5,980
(Gain) Loss on derivatives, net	(24,242)	9,777
Cash settlements (paid) received on derivatives	24,631	(19,677)
Settlements of asset retirement obligations	(83)	(187)
Write-down of debt issuance cost	82	—
Other	2,930	5,293
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other assets	11,605	(20,470)
Increase (decrease) in accounts payable and accrued liabilities	(7,100)	(2,686)
Increase (decrease) in income taxes payable	519	53
Increase (decrease) in accrued interest	(116)	(593)
Net Cash Provided by (Used in) Operating Activities	203,173	121,573
Cash Flows from Investing Activities:
Additions to property and equipment	(282,660)	(266,532)
Acquisition of producing properties	—	(1,002)
Proceeds from (adjustments to) the sale of property and equipment	(96)	27,673
Payments on property sale obligations	(5,112)	(8,740)
Transfer of company funds in restricted cash	—	(222)
Net Cash Provided by (Used in) Investing Activities	(287,868)	(248,823)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	381,000	306,800
Payments of bank borrowings	(297,000)	(184,800)
Net proceeds from issuances of common stock	—	709
Purchase of treasury shares	(412)	(418)
Payments of debt issuance costs	—	(602)
Net Cash Provided by (Used in) Financing Activities	83,588	121,689

Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	(1,107)	(5,561)
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	2,465	8,026
Cash, Cash Equivalents and Restricted Cash at End of Year	$1,358	$2,465

Supplemental Disclosures of Cash Flows Information:
Cash paid during period for interest, net of amounts capitalized	$34,408	$24,794
Changes in capital accounts payable and capital accruals	$(21,584)	$45,349
Changes in other long-term liabilities for capital expenditures	$—	$(5,000)

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present Adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) and Adjusted EBITDA Margin in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures. We define Adjusted EBITDA as net income (loss):

Plus (Less):

•	Depreciation, depletion and amortization;

•	Accretion of asset retirement obligations;

•	Interest expense;

•	Impairment of oil and natural gas properties;

•	Net losses (gains) on commodity derivative contracts;

•	Amounts collected (paid) for commodity derivative contracts held to settlement;

•	Income tax expense (benefit); and

•	Share-based compensation expense

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by the sum of oil and gas sales and derivative cash settlements collected or paid. Our Adjusted EBITDA and Adjusted EBITDA Margin should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner.

Calculation of Adjusted EBITDA and Adjusted EBITDA Margin

The below tables provide the calculation of Adjusted EBITDA and Adjusted EBITDA Margin for the following periods.

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
Net Income (Loss)	$6,248	$56,751
Plus:
Depreciation, depletion and amortization	25,145	23,041
Accretion of asset retirement obligations	73	88
Interest expense	9,061	7,979
Derivative (gain)/loss	10,070	(20,930)
Derivative cash settlements collected/(paid) (1)	8,035	(12,523)
Income tax expense/(benefit)	(2,117)	379
Share-based compensation expense	1,057	1,739
Adjusted EBITDA	$57,572	$56,524
Adjusted EBITDA Margin (2)	74%	75%
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Adjusted EBITDA Margin equals Adjusted EBITDA divided by the sum of Oil and Gas Sales and Derivative Cash Settlements Collected or Paid.

	Year Ended December 31, 2019	Year Ended December 31, 2018
Net Income (Loss)	$114,656	$74,615
Plus:
Depreciation, depletion and amortization	95,915	68,035
Accretion of asset retirement obligations	329	419
Interest expense	36,561	27,666
Derivative (gain)/loss	(24,242)	9,777
Derivative cash settlements collected/(paid) (1)	24,808	(19,060)
Income tax expense/(benefit)	(21,582)	928
Share-based compensation expense	6,148	5,980
Adjusted EBITDA	$232,593	$168,360
Adjusted EBITDA Margin (2)	74%	71%
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Adjusted EBITDA Margin equals Adjusted EBITDA divided by the sum of Oil and Gas Sales and Derivative Cash Settlements Collected or Paid.

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Calculation of ROCE (Non-GAAP)
(In thousands)
(Unaudited)

We define ROCE as (A) Adjusted EBITDA, excluding DD&A expense, divided by (B) the average of Capital Employed - Beginning of Year (Total Debt plus Shareholders Equity) and Capital Employed - Year-End. We believe ROCE presents a comparable metric across multiple business sectors and sizes and is a meaningful measure because it quantifies how well we generate Adjusted EBITDA relative to the capital we have employed in our business and illustrates the profitability of a business or project taking into account the capital employed. We use ROCE to assist in capital resource allocation decisions and in evaluating business performance. Although ROCE is commonly used as a measure of capital efficiency, definitions of ROCE differ, and our computation of ROCE may not be comparable to other similarly titled measures of other companies.

Calculation of Return on Capital Employed

The below table provides the calculation of ROCE for the following periods:

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Net Income (Loss)	$114,656	$74,615	$71,971
Plus:
Depreciation, depletion and amortization	95,915	68,035	46,933
Accretion of asset retirement obligations	329	419	2,322
Interest expense	36,561	27,666	15,070
Derivative (gain)/loss	(24,242)	9,777	(17,913)
Derivative cash settlements collected/(paid) (1)	24,808	(19,060)	(1,545)
Income tax expense/(benefit)	(21,582)	928	(1,954)
Share-based compensation expense	6,148	5,980	6,849
Adjusted EBITDA	$232,593	$168,360	$121,733
Less: Depreciation, depletion and amortization	(95,915)	(68,035)	(46,933)
Adjusted EBIT (A)	$136,678	$100,325	$74,800

Total Debt	$395,000	$273,000	$159,000
Shareholders Equity	274,827	193,458	76,055
Capital Employed - Beginning of Year	$669,827	$466,458	$235,055

Total Debt	$479,000	$395,000	$273,000
Shareholders Equity	395,707	274,827	193,458
Capital Employed - Year-End	$874,707	$669,827	$466,458

Average Capital Employed (B) (2)	$772,267	$568,143	$350,757

Return on Capital Employed (ROCE) (A / B)	18%	18%	21%
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) B = Average of Beginning of Year and Year-End Capital Employed

Calculation of Standardized Measure of Discounted Future Net Cash Flows

The following table provides a reconciliation between the Standardized Measure (the most directly comparable financial measure calculated in accordance with U.S. GAAP) and PV-10 Value of the Company's proved reserves:

	As of December 31,
(in millions)	2019	2018	2017
PV-10 Value	$976	$1,128	$805
Less: Future income taxes (discounted at 10%)	108	134	73
Standardized Measure of Discounted Future Net Cash Flows	$868	$994	$732

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Year Ended December 31, 2019	Year Ended December 31, 2018
Production volumes:
Oil (MBbl) (1)	1,605	688
Natural gas (MMcf)	64,388	56,665
Natural gas liquids (MBbl) (1)	1,717	1,123
Total (MMcfe)	84,320	67,530

Oil, Natural gas and Natural gas liquids sales:
Oil	$92,833	$45,375
Natural gas	170,558	183,272
Natural gas liquids	25,241	28,639
Total	$288,631	$257,286

Average realized price:
Oil (per Bbl)	$57.84	$65.93
Natural gas (per Mcf)	2.65	3.23
Natural gas liquids (per Bbl)	14.70	25.51
Average per Mcfe	$3.42	$3.81

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcf

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
Production volumes:
Oil (MBbl) (1)	438	215
Natural gas (MMcf)	16,114	17,584
Natural gas liquids (MBbl) (1)	467	330
Total (MMcfe)	21,543	20,855

Oil, Natural gas and Natural gas liquids sales:
Oil	$24,391	$13,173
Natural gas	38,617	67,455
Natural gas liquids	6,841	7,526
Total	$69,850	$88,154

Average realized price:
Oil (per Bbl)	$55.70	$61.19
Natural gas (per Mcf)	2.40	3.84
Natural gas liquids (per Bbl)	14.65	22.81
Average per Mcfe	$3.24	$4.23

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcf

Reserve Replacement Ratio Calculation:
(Unaudited)

Reserve replacement ratio is calculated by dividing the sum of extensions, discoveries, and other additions, purchases of minerals in place, and total revisions for the year by production.

Reserve Replacement
(in MMcfe)	Year Ended December 31, 2019
Proved reserves as of December 31, 2018	1,345,362
Extensions, discoveries, and other additions (1)	434,834
Purchases of minerals in place	336
Revisions of prior reserve estimates:
Reclassification of PUD to unproved under SEC 5-year rule	(191,303)
Price and performance revisions	(84,471)
Production	(84,320)
Proved reserves as of December 31, 2019	1,420,439

Reserve replacement ratio	189%
(1) The additions in 2019 were primarily due to additions from drilling results and leasing of adjacent acreage.

First Quarter 2020 & Full Year 2020 Guidance

Guidance
	1Q 2020	FY 2020
Production Volumes:
Oil (Bbls/d)	4,550 - 4,700	7,300 - 7,600
Natural Gas (MMcf/d)	184 - 189	150 - 160
NGLs (Bbls/d)	3,300 - 3,400	3,450 - 3,650
Total Reported Production (MMcfe/d)	231 - 238	215 - 228

Product Pricing :
Crude Oil NYMEX Differential ($/Bbl)	($1.25) - ($0.25)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.12) - ($0.07)	N/A
Natural Gas Liquids (% of WTI)	25% - 28%	N/A

Operating Costs & Expenses :
Lease Operating Expenses ($/Mcfe)	$0.22 - $0.26	$0.23 - $0.27
Transportation & Processing ($/Mcfe)	$0.30 - $0.34	$0.27 - $0.31
Production Taxes (% of Revenue)	5.0% - 6.0%	5.1% - 5.6%
Cash G&A, net ($MM)	$4.9 - $5.3	$18.5 - $20.5